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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of PennFed Financial Services, Inc. on Form S-3 of our report dated July 31, 1996, appearing in the Annual Report on Form 10-K of PennFed Financial Services, Inc. for the year ended June 30, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITE & TOUCHE LLP
Parsippany, New Jersey

January 24,1997